SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2005

Colombia Goldfields Ltd.

(Exact name of registrant as specified in its charter)

Nevada	000-51013	76-0730088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Water Street, Suite 610, Vancouver, British Colombia, Canada	V6B 5C6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604)691-6518

___________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited (“Investcol”), a corporation organized and existing under the laws of Belize, where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with CIA Servicios Y Logisticos Ltda., a corporation organized and existing under the laws of Colombia. As a result of the Assignment Agreement with Investcol, we acquired an option to purchase certain mining and mineral rights on property known as Concession 6602, 1343, and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia (the “Property”) for  $10,000, on condition that $2,990,000 is invested in exploratory work on the Property over a three year period.  In consideration for this assignment, we agreed to issue to Investcol one million (1,000,000) restricted shares of our common stock.   We also agreed to pay Investcol fees for the management, exploration, and development of the Property over a three year period to satisfy our exploratory work obligations under the Original Option Contract as follows:

(a)	Five hundred thousand dollars ($500,000), which has been paid in full;

(b)
seven hundred fifty thousand dollars ($750,000) during the 12 month period of this Assignment Agreement commencing June 25, 2006, and, on the earlier of June 26, 2006 or commencement of the second exploration phase, one million restricted shares of our common stock; and

(c)	one million seven hundred and forty thousand dollars ($1,740,000) during the 12 month period of the Assignment Agreement, commencing June 25, 2007.

In addition, we agree to pay Investicol $7,500 per month as an office fee through July 31, 2006.  The common stock to be issued under the agreements will have certain piggy-back registration rights.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

10.1	Assignment Agreement
10.2	Agreement with Investcol Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Goldfields Ltd.

/s/ Daniel Hunter
Daniel Hunter, Chief Executive Officer

Date: September 28, 2005